UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2010

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois		60067
(Address of principal executive offices)		(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 20, 2010, Addus HomeCare Corporation (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) with Dirk Allison, a newly-appointed member of the Company’s Board of Directors (the “Board”). See Item 5.02 below.

Pursuant to the Indemnification Agreement, the Company has agreed to hold Mr. Allison harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Mr. Allison. The Company is not obligated to make any payment to Mr. Allison that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which the Company is jointly liable with Mr. Allison, the Company will pay the entire amount of any judgment or settlement without requiring Mr. Allison to contribute. The Company will advance, to the extent permitted by law, all expenses incurred by or on behalf of Mr. Allison in connection with a proceeding. No amendment, alteration or repeal of the Company’s certificate of incorporation, bylaws or the Indemnification Agreement will limit any right of Mr. Allison in respect of any action taken or omitted by Mr. Allison prior to such amendment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2010, Dirk Allison was appointed to the Company’s Board to serve a term expiring at the 2012 annual meeting of the Company’s stockholders.

Mr. Allison will serve as a member of the Audit Committee of the Board (the “Audit Committee”) and as a member of the Nominating and Corporate Governance Committee of the Board. The Board has determined that Mr. Allison is an “independent director” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC. In connection with Mr. Allison’s appointment to the Audit Committee, Simon Bachleda resigned from the Audit Committee effective as of October 20, 2010, but remains a member of the Board. Steven I. Geringer and Wayne B. Lowell will remain on the Audit Committee with Mr. Allison. Mr. Allison’s appointment fills a vacancy on the Board created as a result of an increase in the number of directors in August 2009. The appointment of Mr. Allison was effective as of October 20, 2010.

In connection with his service as an independent director, Mr. Allison will be entitled to receive the Company’s standard independent director cash and equity compensation. Mr. Allison will receive an annual retainer of $22,500 for service on the Board. He will also receive $1,500 per in-person scheduled Board meeting, whether attended in person or telephonically (provided, that for Board meetings that are conducted only telephonically, each independent director will receive $750 for such participation). As an independent director who serves on certain committees, he will receive $1,000 per committee meeting attended. In addition, upon his appointment as an independent director, Mr. Allison received 2,762 restricted shares of the Company’s common stock having an aggregate value of $10,000 based on the closing price of the Company’s common stock on The Nasdaq Global Market on the date of the grant (the “Restricted Stock”). The Restricted Stock will vest equally over a three-year period subject to the terms and conditions provided in the Company’s 2009 Stock Incentive Plan.

Item 7.01.	Regulation FD Disclosure

On October 21, 2010, the Company issued a press release announcing the appointment of Dirk Allison to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including the attached Exhibits, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Form of Indemnification Agreement (filed on July 17, 2009 as Exhibit 10.16 to Addus HomeCare Corporation’s Registration Statement on Form S-1 and incorporated herein by reference)

99.1	Press release of Addus HomeCare Corporation dated October 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: October 21, 2010	By:	/s/ Francis J. Leonard
	Name:	Francis J. Leonard
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Indemnification Agreement (filed on July 17, 2009 as Exhibit 10.16 to Addus HomeCare Corporation’s Registration Statement on Form S-1 and incorporated herein by reference)

99.1	Press release of Addus HomeCare Corporation dated October 21, 2010